Exhibit 99.1

Rex Energy Announces Sale of Non-Operated Oil and Gas Interests in Westmoreland, Centre and Clearfield Counties

STATE COLLEGE, Pa., March 14, 2018 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“Rex Energy” or the “Company”) today announced that it entered into a Purchase and Sale Agreement (“PSA”) with XPR Resources, LLC (“XPR”) pursuant to which the Company has agreed to sell to XPR certain of its non-operated oil and gas interests in Westmoreland, Centre and Clearfield Counties, Pennsylvania, along with associated production and other ancillary assets. The effective date for the transactions under the PSA is January 1, 2018.

Rex Energy expects to receive net proceeds at closing of approximately $17.2 million (subject to customary closing and post-closing adjustments). The assets that are being divested are non-core and were not included in the Company’s future development plans. Included in the sale are 61 gross wells in Westmoreland, Centre and Clearfield Counties in Pennsylvania; the assets are currently producing approximately 8.2 Mmcf/d. The transactions are expected to close within 15 days, subject to the satisfaction of customary closing conditions and receipt of required consents and approvals.

SunTrust Robinson Humphrey, Inc. acted as exclusive financial advisor to the Company on this transaction.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

*    *    *    *    *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com